Exhibit 10(xx)

CONFIDENTIAL

September 26, 1996

Mr. Gregory L. Curl

Vice Chairman

Boatmen’s Bancshares, Inc.

One Boatmen’s Plaza

800 Market Street

Post Office Box 236

St. Louis, Missouri 63166-0236

Dear Mr. Curl:

This letter confirms our agreement regarding your terms of employment with NationsBank following the merger of NationsBank and Boatmen’s Bancshares, Inc. As you know, we anticipate the closing of the merger will be completed in January 1997. The terms of your employment outlined below will become effective upon the closing of the merger.

Base Salary; Annual Incentive. Your initial annual base salary will be $600,000. Your base salary will be reviewed periodically and may be increased (but not decreased) in the discretion of the Compensation Committee of the Board of Directors. You will also be entitled to receive an annual incentive. The amount of your incentive will not be less than $300,000 per year for the years 1997 through 1999 and will be commensurate with the bonuses of other executives with substantially similar levels of responsibility.

Restricted Stock Award. Upon the closing of the merger, you will be awarded 50,000 shares of restricted NationsBank common stock pursuant to the NationsBank Key Employee Stock Plan. The award of restricted stock will be an exempt acquisition under Section 16(b) of the Securities Exchange Act of 1934. You will become vested in the restricted stock in accordance with the following schedule so long as you are employed with NationsBank on the following dates:

Mr. Gregory L. Curl

September 26, 1996

Vesting Date	Shares Vested
January 1, 1998	15,000
January 1, 1999	15,000
January 1, 2000	20,000

Supplemental Executive Retirement Plan. You will be entitled to participate in the NationsBank Supplemental Executive Retirement Plan (the “NationsBank SERP”). The NationsBank SERP has a target retirement benefit of 60% of your final five year average compensation offset by any defined benefit pension benefits received by you from any other sources, including the Boatmen’s Retirement Plan for Employees, the Boatmen’s Supplemental Retirement Plan, the NationsBank Pension Plan, the NationsBank Supplemental Retirement Plan, the retirement income plan of any of your previous employers under which you have a vested accrued benefit and Social Security (in each case other than Social Security, excluding any pension benefits attributable to your own employee contributions). The NationsBank SERP also provides a surviving spouse’s benefit equal to 75% of your benefit. You will receive credit for your service and compensation with Boatmen’s for purposes of determining your NationsBank SERP benefit. Your accrued benefits under the Boatmen’s Retirement Plan for Employees and the Boatmen’s Supplemental Retirement Plan as of the effective date of the merger will not be reduced, and the methods of payment available to you under those plans will be preserved.

Other Benefits. You will be entitled to receive other employee benefits commensurate with those provided to other senior executives of NationsBank.

In accordance with the provisions of your Employment Agreement with Boatmen’s Bancshares, Inc. dated January 30, 1996 (the “Employment Agreement”), subject to the merger becoming effective, NationsBank agrees to be bound by the terms of, and to assume the obligations of the “Company” under, the Employment Agreement (including the obligations of the Company under Article 7 of the Employment

Agreement) upon the effective date of the merger. Your new position will be Vice Chairman - Corporate Development, reporting directly to the Chief Executive Officer, and serving on the Executive Management Committee. In addition, NationsBank agrees that the contemplated merger of Boatmen’s and NationsBank, if consummated, constitutes a Change in Control within the meaning of the Employment Agreement. Further, NationsBank will not apply the provisions of Section 4.11 of the NationsBank SERP or Section 14.2 of the NationsBank Key Employee Stock Plan (or any similar provisions contained therein) to reduce any amounts payable to you under this letter agreement or the Employment Agreement unless and until it receives your written consent to such a reduction.

Please confirm that the terms of your employment outlined above accurately reflect our agreement by signing both copies of this letter. You should keep one copy of this letter with your important papers and return the other signed copy to me.

Sincerely,

/s/ C. J. Cooley
C. J. Cooley

Acknowledged and Agreed To:

/s/ Gregory L. Curl
Gregory L. Curl